Exhibit 10.14

TERRAN ORBITAL CORPORATION

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(U.S. Participants - $13.00 Share Price Hurdle)

Terran Orbital Corporation, a Delaware corporation, and any successor thereto (the “Company”), has granted to the Participant an award (the “Award”) of certain units pursuant to the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan (the “Plan”) and the Company’s Restricted Stock Units Agreement (Retention RSUs) (the “Award Agreement”), each of which represents the right to receive on the applicable Settlement Date (as defined below) one (1) Share (as defined in the Plan), as set forth below. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Award Agreement.

Participant:	Employee ID:
Date of Grant:
Total Number of Units:	(each a “Unit”), subject to adjustment as provided by the Award Agreement.
Expiration Date:	The fifth (5th) anniversary of the Closing Date.
Vested Units:

The vesting of each Unit requires the satisfaction of each of the following conditions (each as defined below): (i) the Closing Condition, (ii) the Time Condition, and (iii) the Share Price Condition. Each Unit will vest and become non-forfeitable on the first date (the “Vesting Date”) on which each of the Closing Condition, the Time Condition and the Share Price Condition have been satisfied with respect to such Unit on or before the Expiration Date, provided that, except as otherwise provided herein or in the Award Agreement, the Participant is employed by the Service Recipient on the applicable Vesting Date:

Closing Condition:	The Closing Condition will be satisfied for the Total Number of Units on the Closing Date.
Time Condition:	The Time Condition will be satisfied for the Total Number of Units by the Participant’s continuous employment by the Service Recipient through the first (1st) anniversary of the Closing Date.
Share Price Condition:

The Share Price Condition will be satisfied with respect to the Total Number of Units as and when the Last Reported Closing Price per Share of $13.00 or greater (the “Share Price Hurdle”) is achieved, for any twenty (20) trading days during any consecutive thirty (30)-day period during the Incentive Period. The Share Price Hurdle shall be equitably adjusted for share subdivisions, share capitalization, reorganization, and the like, as determined by Administrator.

Change In Control:

If a Change in Control occurs following the Closing Date and before the applicable Vesting Date, provided the Participant is employed by the Service Recipient from the Date of Grant through the consummation of the Change in Control, upon the termination of the Participant’s employment by the Service Recipient without Cause or by reason of the Participant’s death or Disability (as defined in the Plan), in each case, following such Change of Control, each unvested outstanding Unit shall fully vest upon the date of such termination (such date, also a “Vesting Date”) if the consideration received by the Acquiror Shareholders in connection with such Change in Control is greater than or equal to $13.00 per Share.

The $13.00 per Share amount shall be equitably adjusted for share subdivisions, share capitalization, reorganization, and the like, as determined by the Administrator.

In the event any unvested outstanding Units do not vest in connection with a Change in Control, the treatment of such unvested outstanding Units shall be determined under the terms of the Acquiror Equity Incentive Plan.

Settlement Date:

Except as provided by the Award Agreement, the Settlement Date with respect to each Unit shall be within thirty (30) days of the Vesting Date applicable to such Unit, subject to Section 5 of the Grant Agreement (each such actual date, the “Settlement Date”).

Forfeiture upon Expiration:	If any Units remain outstanding and unvested as of the Expiration Date (the “Expired Units”), such Expired Units shall be forfeited and canceled for no consideration or other payment.
Lock-up:

Commencing on the Settlement Date, in addition to any other restriction imposed by federal or state securities or other applicable law, the Participant agrees that sixty percent (60%) of the Shares issued on the Settlement Date in respect of the vested Units (the “Lock-up Shares”) shall be subject to a lock up and the Participant agrees to not transfer, exchange, assign, pledge, hypothecate, encumber or otherwise dispose of such Lock-up Shares (the “Transfer Restrictions”) except as set forth below. The Transfer Restrictions with respect to the Lock-Up Shares shall lapse over the following time periods and with respect to the following amounts of Lock-up Shares: (i) on the 90-day anniversary of the Settlement Date such Transfer Restrictions shall lapse with respect to 50% of the Lock-Up Shares and (ii) on the 180-day anniversary of the Settlement Date such Transfer Restrictions shall lapse with respect to the remaining 50% of the Lock-Up Shares.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Award Agreement and the Plan, both of which are made a part of this document. The Participant acknowledges that copies of the Plan and the Award Agreement are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Award Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

TERRAN ORBITAL CORPORATION	PARTICIPANT

By:
[Officer Name]	Signature
[Officer Title]
Date
Address:
Address

ATTACHMENTS: Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan, and the Terran Orbital Corporation Restricted Stock Unit Agreement (Retention RSUs)